Consent of Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation  by reference in this Registration  Statement on Form N-1A of   our report dated December 15, 2016, relating to the financial statements and financial highlights which appears in the October 31, 2016 Annual  Report to Shareholders  of the Eagle Capital  Appreciation   Fund, Eagle Growth & Income Fund, Eagle International Stock Fund, Eagle Investment Grade Bond  Fund, Eagle Mid Cap Growth Fund, Eagle Mid Cap Stock Fund, Eagle Small Cap Growth Fund, Eagle Smaller Company Fund, and Eagle Tactical Allocation  Fund (the “Funds”),  which  is also incorporated by reference  into the Registration  Statement.   We also consent to the references to us under the  headings “Financial Highlights” and “Independent  Registered  Certified  Public Accounting Firm” in  such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Tampa, Florida
February 24, 2017